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AMENDMENT TO RIGHTS AGREEMENT

    1.  General Background.  In accordance with Section 27 of the Rights Agreement between First Chicago Trust Company of New York (the "Rights Agent") and Ecolab Inc. dated February 24, 1996, (the "Agreement"), the Rights Agent and Ecolab Inc. desire to amend the Agreement in order to facilitate the appointment of EquiServe Trust Company, N.A. as successor Rights Agent under the Agreement.

    2.  Effectiveness.  This Amendment shall be effective as of November 5, 2001 (the "Amendment") and all defined terms and definitions in the Agreement shall be the same in the Amendment except as specifically revised by the Amendment.

    3.  Revision.  Section 21 of the Agreement entitled "Change of Rights Agent" is hereby deleted in its entirety and replaced with the following:

    Section 21.  Change of Rights Agent.  The Rights Agent or any successor Rights Agent may resign and be discharged from its duties under this Agreement upon thirty (30) days' notice in writing mailed to the Company, and to each transfer agent of the Common Stock and Preferred Stock, by registered or certified mail, and to the holders of the Rights Certificates by first-class mail. The Company may remove the Rights Agent or any successor Rights Agent upon thirty (30) days' notice in writing, mailed to the Rights Agent or successor Rights Agent, as the case may be, and to each transfer agent of the Common Stock and Preferred Stock, by registered or certified mail, and to the holders of the Rights Certificates by first-class mail. If the Rights Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Rights Agent. If the Company shall fail to make such appointment within a period of thirty (30) days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by the holder of a Rights Certificate (who shall, with such notice, submit his Rights Certificate for inspection by the Company), then any registered holder of any Rights Certificate may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Company or by such a court, shall be a corporation or trust company organized and doing business under the laws of the United States or of any state of the United States, in good standing, which is authorized under such laws to exercise corporate trust or stock transfer powers and is subject to supervision or examination by federal or state authority.

    After appointment, the successor Rights Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment, the Company shall file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the Common Stock and the Preferred Stock, and mail a notice thereof in writing to the registered holders of the Rights Certificates. Failure to give any notice provided for in this Section 21, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

4.
Except as amended hereby, the Agreement and all schedules or exhibits thereto shall remain in full force and effect.

    IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of this 5th day of November, 2001.

Ecolab Inc.	First Chicago Trust Company of New York
/s/ KENNETH A. IVERSON By: Kenneth A. Iverson Title: Vice President and Secretary	/s/ M. J. FOLEY By: M. J. Foley Title: Chief Marketing Officer

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AMENDMENT TO RIGHTS AGREEMENT